Exhibit 21

              Significant Subsidiaries of PSEG Energy Holdings Inc.

Subsidiary                         Jurisdiction of Incorporation or Organization
----------                         ---------------------------------------------
PSEG Resources Inc.                              New Jersey
RCMC Inc.                                        New Jersey
PSEG Global Holding Company                      Cayman Islands
PSEG Global Inc.                                 New Jersey
PSEG Global USA Inc.                             New Jersey
PSEG International Inc.                          Delaware
PSEG Americas Inc.                               Delaware
PSEG Americas Ltd.                               Bermuda